Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Focus Universal, Inc.

We consent to the inclusion in the Form S-1 Registration Statement of Focus Universal, Inc. (the “Company”) our report dated March 8, 2019 relating to our audits of the consolidated balance sheets as of December 31, 2018 and 2017, and consolidated statements of operations, stockholders’ deficit and cash flows for the years ended December 31, 2018 and 2017. Our report dated March 8, 2019, related to these financial statements, included an emphasis paragraph regarding an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/S/ BF Borgers CPA PC

Certified Public Accountants

Lakewood, Colorado

November 22, 2019